CHS Annual Meeting CFO Report 1 Exhibit 99.4

Good day, CHS owners. I am Olivia Nelligan, CFO at CHS. I am delighted to be with you for my first annual meeting, although it looks a little different this year. I look forward to meeting many of you in person over the coming years. This afternoon, I am here to deliver the Fiscal 2020 Financial Report. It was an unprecedented and difficult year on so many levels, as all of you know. In Fiscal 2020, our businesses faced significant headwinds and ongoing uncertainty about the extent, severity and duration of the COVID-19 pandemic and the resulting global economic impacts. Despite all this, CHS had a solid year financially and there were some bright spots in our financial performance for the year. 2

Before we get started, please review this slide. Some of the business and financial topics we discuss today may contain forward looking statements. Some results may differ from those implied by today’s comments. These differences may exist because of risks and uncertainties in our business, including those we describe in our most recent annual report, which is on file with the SEC. 3

Revenues in Fiscal 2020 were $28.4 billion, an 11 percent decline over last year. The volume impact on Revenue was a 4 percent decrease, demonstrating the stability of our business despite market conditions that adversely affected demand. Lower commodity prices decreased our current year revenues by approximately 7 percent year over year. 4

Net income for Fiscal 2020 was $422.4 million, a decrease of $407.4 million versus last year. 2020 was really a year of two halves. As a reminder, the CHS Fiscal year starts in September so our first half earnings occurred prior to the pandemic and were $303.3 million, which exceeded expectations. The net income for the second half of the year, from March through August, was $119.1 million. The sharp contrast in profitability clearly shows the impact the pandemic has had on business. In Fiscal 2020 we set a goal to take $50 million of cost out of the business and we exceeded that goal. There was continued work to improve our internal controls environment. I am happy to report that we received a clean audit opinion on our financials and we successfully remediated the remaining material weaknesses in Fiscal 2020. 5

Now, we will review the various segments that make up our earnings – Energy, Ag and Nitrogen Production – as well as our Corporate and Other category. 6

We’ll start with energy, which includes four businesses - Refined Fuels, Propane, Lubricants and Transportation. Energy had pre-tax earnings of $225.3 million, a decrease of $392.9 million from the previous year. When the pandemic first began in the United States, and travel nearly halted, gasoline market demand dropped by half. Thankfully, CHS did not experience the same level of decline as many. As a result of our rural focus and the markets we serve, CHS demand decreased initially by 25 percent and had nearly recovered by the end of the summer. The demand shock across the U.S. refined fuels industry resulted in record high inventories and decreased refinery utilization rates. Market conditions also resulted in decreased crude oil differentials on the heavy Canadian crude oil we process at our refineries. All of this drove margins down which adversely impacted our profitability. In fiscal 2019, we had an $80.8 million gain for tax credits and record high crude oil differentials that did not reoccur in fiscal year 2020, both of which widened the year over year variance. Increased propane volumes and margins in fiscal year 2020 driven by our extensive supply network and historic demand for propane to dry corn and heat homes, helped partially offset decreased overall earnings in our Energy segment. 7

The Ag reporting segment includes Agronomy, Global Grain Marketing, Country Operations, Processing and Renewable Fuels Production. Ag had pretax earnings of $53.7 million, which is an increase of $10.7 million from the previous year. The key drivers of the financial performance in Ag included: • Lower volumes driven by poor weather, a smaller harvest, and global tensions between the United States and foreign trading partners, particularly in the first half of fiscal 2020. • Lower earnings in our oilseeds processing business as a result of foodservice demand reductions due to the pandemic impacts on restaurants and dining. While we saw both volume and price impacts during the start of the second half, both rebounded towards the end of the Fiscal year. • We saw improved margins across certain Ag segment businesses including feed and farm supplies, grains and renewable fuels. Improvements that stemmed from favorable spring planning weather and better trade relations, including the “Phase 1” agreement with China. 8

The Nitrogen Production segment represents our investment in CF Nitrogen. Pretax earnings of $51.8 million represent a $21 million decrease versus the prior year related to lower distribution income. This decrease reflects lower commodity prices for urea and urea ammonium nitrate, which are the focus of our commercial relationship with, and equity investment distributions from, CF Nitrogen. 9

Our Corporate and Other category includes two wholly owned subsidiaries: CHS Hedging, our full-service brokerage business, and CHS Capital, which provides financing to members. This category also includes two joint ventures: Ardent Mills, a leading flour supplier; and Ventura Foods, a producer of edible oil-based branded and private-label food products. Pretax earnings of $56 million represent a $25.5 million decrease compared to the prior fiscal year. We saw a decrease in financing and brokerage business income due to lower interest rates in Fiscal 2020, but business volumes in both remain strong. Our Ventura Foods joint venture experienced lower earnings due to significantly reduced foodservice demand during the pandemic. 10

In summary, our total net income of $422.4 million is a year over year decrease of $407.4 million. 11

Chair Schurr reported on the Board’s equity management decisions. As he noted in his report, the Board has again designated 10 percent of this year’s patronage-based earnings to the unallocated reserve. This year, CHS will issue patronage of $212 million in nonqualified equity certificates and the remainder in cash. In total, $63 million will be distributed to owners, $30 million in cash patronage and $33 million in equity redemptions. Of the $33 million in equity redemptions, $20 million will go to member cooperatives and $13 million will be distributed to individual owners. This split reflects the make-up of CHS ownership. • The $20 million of member cooperative redemptions will include $5 million of 2019 nonqualified equity certificates. The balance of $15 million will redeem qualified equity certificates, starting with the oldest equity first. • $13 million will be used to fulfill individual owner estates and redemption requests from those age 70 and over. We will reserve $2 million of the $13 million for estates. In addition, CHS will be distributing the unused portion of DPAD tax deductions to owners. In making equity and patronage decisions this year, the Board considered, among other things, the 2021 outlook and, in particular, the adverse impacts on our business from global energy price and demand declines. The Board is committed to keeping equity decisions on the table for review. Should the year evolve more positively than anticipated, the Board will consider returning additional dollars to our owners. 12

Here are a few wholesale patronage rates. What you see on the screen is total patronage and cash patronage. I’ll highlight a few: • Premium diesel total patronage will be 4.93 cents per gallon with a cash portion of .61 cents. • For propane, total patronage is 7.65 cents per gallon with a cash portion of .94 cents. • In Agronomy, bulk fertilizer total patronage will be $4.36 per ton with cash of 54 cents. Equity management decisions will always be made with the best interest of CHS and its members in mind, along with the goal of maintaining a strong balance sheet that supports future growth. 13

We anticipate the challenges associated with the pandemic will continue to adversely impact financial performance for some time to come. To counter these variables, we must control what we can control, and we are resolutely focused on financial excellence and continuous improvement. This year, we have plans in place to reduce budgeted costs by $100 million. This is incremental to the costs savings in Fiscal 2020. We will also work on cashflow improvements, generating an additional $100 million in operating cash flows through working capital initiatives. • This includes streamlining operations to move inventory through our system more efficiently and effectively. It includes paying bills and collecting payments electronically to reduce manual processes and costs. We remain focused on balance sheet strength by ensuring we have ample liquidity to fund business operations and adequate capital to fuel growth for the future. Your cooperative delivered solid results for Fiscal 2020 and navigated the challenges presented with resilience, determination and strength. We will face continued trials in Fiscal 2021, especially in our energy business, but we are committed to working through these challenges - just as we have done throughout our 91- year history – it is what we were built to do. Thank you for your business and for your continued support of CHS. 14

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